Exhibit 99.1
For more information, please contact:

Jennifer Jordan	Adolph Hunter
Investors and Shareholders	Media and Industry Analysts
Cadence Design Systems, Inc.	Cadence Design Systems, Inc.
(408) 944-7499	(408) 428-5882

Matthew Sherman / Eric Brielmann / Ed Trissel
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Cadence Proposes to Acquire Mentor Graphics for $16.00 per Share in Cash
Transaction Valued at $1.6 Billion
     SAN JOSE, Calif., June 17, 2008 – Cadence Design Systems, Inc. (NASDAQ: CDNS), today announced that it submitted a proposal to the Board of Directors of Mentor Graphics Corporation (NASDAQ: MENT) to acquire Mentor Graphics for $16.00 per share in cash. Cadence’s all-cash proposal, which is not subject to any financing condition, represents a 30% premium over the closing price of Mentor Graphics common stock on June 16, 2008, the last trading day prior to public disclosure of Cadence’s proposal, a 59% premium over the closing price of Mentor Graphics common stock on May 2, 2008, when Cadence presented the terms of the proposal to Mentor Graphics, and a 46% premium over Mentor Graphics’ average closing price for the past 30 trading days. The transaction price represents a total enterprise value of $1.6 billion on a fully diluted basis, which reflects Mentor Graphics’ net debt of $69 million.
     “A combined Cadence-Mentor will offer customers a broader and more fully integrated product and technology portfolio in a timeframe that better enables them to address urgent and complex challenges associated with their next-generation product development,” said Michael J. Fister, president and chief executive officer of Cadence. “Together, we will accelerate the rate and efficiency of customers’ innovation by making it possible for them to develop products that better meet end user needs.”

     “We believe the combination of Cadence and Mentor Graphics delivers significant benefits to both companies’ shareholders that are simply too compelling to ignore,” said Kevin S. Palatnik, senior vice president and chief financial officer of Cadence. “Our $16.00 per share all-cash proposal provides Mentor Graphics shareholders with a substantial cash premium for their investment in Mentor Graphics. It remains our strong preference to work cooperatively with Mentor Graphics, and to immediately commence discussions with Mentor Graphics regarding our proposal.”
     Cadence’s proposal is subject to the negotiation of a mutually agreeable merger agreement, the completion of certain limited and confirmatory due diligence, and the satisfaction of other customary conditions, including receipt of regulatory approvals.
     Deutsche Bank Securities Inc. is acting as financial advisor to Cadence and Davis Polk & Wardwell is acting as legal counsel.
     Below is the text of the letter that was sent earlier today to the Board of Directors of Mentor Graphics, in care of Walden C. Rhines, Chairman and Chief Executive Officer of Mentor Graphics:
June 17, 2008
The Board of Directors of Mentor Graphics Corporation
c/o Walden C. Rhines
Chairman of the Board of Directors
and Chief Executive Officer
Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, OR 97070
Dear Wally:
Over the last two months, we have sought to engage you and your Board of Directors in discussions regarding our proposal to combine Cadence Design Systems, Inc. and Mentor Graphics Corporation. We are disappointed that, despite our best efforts, you have thus far been unwilling to meaningfully participate in such discussions.
As you will recall, you and I first spoke about combining Cadence and Mentor Graphics on April 16, 2008. On May 2, 2008, Bill Porter and I met with you and Greg Hinckley in Portland where we presented the terms of our proposal to acquire Mentor Graphics for $16.00 per share in cash.

Following the May 2nd meeting, we repeatedly attempted to bring the Cadence and Mentor Graphics leadership teams together to discuss our proposal. On May 23, 2008, however, you informed us that, even without any substantive discussion with us or negotiation of our proposal, Mentor Graphics concluded that it did not wish to pursue discussions with us given Mentor Graphics’ desire to stay independent.
It remains our preference to bring Cadence and Mentor Graphics together through a negotiated transaction. However, given Mentor Graphics’ refusal to engage in substantive discussions with us concerning our all-cash premium acquisition proposal and the importance of this transaction to both companies’ respective shareholders, we have decided to publicly disclose our proposal. We believe there are clear and compelling advantages to a combination of Cadence and Mentor Graphics.
As Bill and I explained to you on May 2, based upon our knowledge of Mentor Graphics from currently available public information, Cadence is prepared to acquire Mentor Graphics for $16.00 per share in cash. Our proposal is not subject to any financing condition. This proposal is a full and fair price and provides an attractive opportunity for your shareholders to realize, with certainty, significant value for their investment in Mentor Graphics. This price represents a 30% premium over the closing price of Mentor Graphics common stock on June 16, 2008, the last trading day prior to public disclosure of our proposal, a 59% premium over the closing price of Mentor Graphics common stock on May 2, when we presented the terms of our proposal, and a 46% premium over Mentor Graphics’ average closing price for the past 30 trading days.
We believe that a combined Cadence-Mentor will provide customers a broader and more fully integrated product and technology portfolio in a timeframe that better enables them to address urgent and complex challenges associated with their next-generation product development. From increasing complexity to stringent cost targets, developers must optimize and prioritize their efforts across the entire spectrum of specification, architecture, design, implementation, verification, and manufacturing.
Combining Cadence and Mentor Graphics and aligning the creative talents of our respective hard-working and innovative employees will deliver more comprehensive cutting-edge solutions and an entirely new level of customer experience and satisfaction. Together we can accelerate the rate and efficiency of customers’ innovation by making it possible for them to develop products that better meet end user needs.
Our proposal is subject to the negotiation of a mutually acceptable merger agreement and completion of certain limited and confirmatory due diligence, which we believe we will be able to complete expeditiously, as well as satisfaction of other customary conditions, including receipt of regulatory approvals. We and our advisors have carefully analyzed the combination of Cadence and Mentor Graphics and are confident that the proposed transaction will receive the necessary regulatory approvals.
We strongly believe that a combination of Cadence and Mentor Graphics will create significant value for both companies’ respective shareholders and customers. Our leadership team and advisors remain prepared to meet with you and your advisors at your earliest convenience to conduct the necessary due diligence and negotiate a merger agreement. I am confident that the Cadence and Mentor Graphics teams working together can make this transaction a success.
The Board of Directors of Cadence unanimously supports this proposal and the combination of Cadence and Mentor Graphics. We expect you and the Mentor Graphics Board to give this proposal serious consideration. I look forward to hearing from you soon.
Sincerely yours,
/s/  Michael J. Fister
Michael J. Fister
President and Chief Executive Officer
Audio Webcast and Conference Call Information
     Cadence will host an analyst and investor audio webcast and conference call today, June 17, 2008, at 7:00 a.m. (Pacific) / 10:00 a.m. (Eastern) to discuss the proposed transaction. Attendees are asked to dial into the conference call or register at the Website at least 10 minutes prior to the scheduled webcast. Webcast access and accompanying slides will be available at www.cadence.com/company/investor_relations. Please see the website for details on how to access the webcast. The conference call can be accessed by dialing (888) 562-3356 (toll-free, U.S.) or (973) 582-2700 (toll, international); the conference ID number is 52206067. An archive of the webcast will be available starting today, June 17, 2008, at 10:00 a.m. (Pacific) / 1:00 pm (Eastern) and ending at 8:59 p.m. (Pacific) / 11:59 pm (Eastern) on Friday, June 20, 2008. The replay can be accessed through Cadence’s website or by dialing (800) 642-1687 (toll-free, U.S.) or (706) 645-9291 (toll, international); the conference ID number is 52206067.
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About Cadence
     Cadence Design Systems enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2007 revenues of approximately $1.6 billion, and has approximately 5,100 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.
     Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
Cautionary Statement Regarding Forward-Looking Statements
     The statements contained in these materials include forward-looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, as they relate to Cadence and Mentor Graphics, the management of either company or the proposed transaction. However, readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control, including, among others: (i) the possibility that the transaction will not be consummated, (ii) the effect of the announcement of the proposal on Cadence’s and Mentor Graphics’ respective businesses, including their strategic and customer relationships, ability to retain key employees and stock prices, (iii) the possibility that the announcement of the proposal may result in delays in customers’ purchases of products and services, (iv) the possibility that the announcement of the proposal may result in changes in the mix of license types (i.e. perpetual, term or subscription) for existing customers, which changes could have the effect of delaying or accelerating the recognition of revenue when compared with Cadence’s or Mentor Graphics’ existing license mix, (v) the ability of Cadence to successfully integrate the combined company and otherwise realize within anticipated time periods the potential benefits of the acquisition, including any potential synergies described in these materials, (vi) the impact of general economic conditions in regions in which either such company currently does business, (vii) industry conditions, including competition,(viii) fluctuations in exchange rates and currency values,

(ix) capital expenditure requirements, (x) legislative or regulatory requirements, (xi) changes in the tax laws and (xii) interest rates and our ability to access capital and debt markets. The actual results or performance by Cadence or Mentor Graphics could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Cadence or Mentor Graphics. Cadence does not intend, and undertakes no obligation, to update these forward-looking statements. All subsequent written or spoken forward-looking statements attributable to either Mentor Graphics or Cadence or persons acting on behalf of either company are expressly qualified in their entirety by these cautionary statements.
     For a detailed discussion of these and other cautionary statements, please refer to Cadence’s filings with the Securities and Exchange Commission. These include Cadence’s Annual Report on Form 10-K for the year ended December 29, 2007 and Cadence’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2008.
Important Information
OUR ANNOUNCEMENT TODAY SHOULD NOT BE CONSTRUED AS UPDATING OR REAFFIRMING PREVIOUSLY ANNOUNCED EXPECTATIONS REGARDING FUTURE OPERATING RESULTS AS ANNOUNCED IN CADENCE’S PRESS RELEASE DATED APRIL 23, 2008. DURING CADENCE’S END OF QUARTER QUIET PERIOD, CADENCE REPRESENTATIVES WILL NOT COMMENT ON CADENCE’S BUSINESS OUTLOOK OR ITS FINANCIAL RESULTS OR EXPECTATIONS, EXCEPT TO ACKNOWLEDGE THE FACTORS SET FORTH IN THIS PRESS RELEASE UNDER THE HEADING “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.” THE QUIET PERIOD WILL EXTEND UNTIL THE DAY WHEN CADENCE’S SECOND QUARTER 2008 EARNINGS RELEASE IS PUBLISHED, WHICH IS CURRENTLY SCHEDULED FOR JULY 23, 2008. CADENCE’S FAILURE TO COMMENT SHOULD NOT BE CONSIDERED EITHER A REAFFIRMATION OR A DENIAL OF ITS PREVIOUSLY PROVIDED GUIDANCE.
THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR A SOLICITATION RELATING TO CADENCE’S PROPOSAL TO ACQUIRE MENTOR GRAPHICS. A TENDER OFFER FOR THE SHARES OF MENTOR GRAPHICS COMMON STOCK HAS NOT COMMENCED. ADDITIONAL DOCUMENTS REGARDING THE TRANSACTION MAY BE FILED WITH THE SECURITIES AND

EXCHANGE COMMISSION (“SEC”) AND INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ SUCH DISCLOSURE DOCUMENTS REGARDING THE PROPOSED TRANSACTION, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE DISCLOSURE DOCUMENTS (WHEN AND IF THEY ARE AVAILABLE) AND OTHER DOCUMENTS FILED BY CADENCE WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, SECURITY HOLDERS WILL BE ABLE TO OBTAIN A FREE COPY OF THESE DOCUMENTS (IF AND WHEN THEY BECOME AVAILABLE) FROM CADENCE.